EXHIBIT 99.1

First Mid Bancshares, Inc. Announces First Quarter 2023 Results

MATTOON, Ill., April 26, 2023 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2023.

Highlights

  Net income of $19.2 million, or $0.93 diluted EPS
  Adjusted net income (non-GAAP) of $19.7 million, or $0.96 diluted EPS
  Record quarter of insurance revenues reflects unique diversification helping deliver record quarterly noninterest income
  Strong asset quality performance with decline in nonperforming loans and substandard loans, minimal net charge-offs, and past dues down to less than $10 million
  Implemented efficiency improvements and early retirement initiative to deliver annual cost savings of $2.2 million
  Announced the acquisition of Blackhawk Bancorp, Inc. continuing the Company’s diversification strategy and enhancing funding and liquidity profile
  Board of Directors declared regular quarterly dividend of $0.23 per share

“Our unique income diversification helped deliver a solid start to the year,” said Joe Dively, Chairman and Chief Executive Officer. “It was clearly an eventful quarter as we continued our strategic initiatives and managed through the increased challenges in our industry. Financially, the quarter was highlighted by a record quarter in our insurance business, continued strength in our asset quality, and an efficiency initiative that will lower expenses by approximately $2.2 million per year.”

“In addition, after a long history of working together on various customer opportunities and strategic considerations, we announced the merger with Blackhawk Bancorp, Inc. The cultural alignment of the two organizations will make for a smooth integration and help us to maintain the strong customer relationships and commitments to communities Blackhawk has delivered for many years. We are planning to hit the ground running with our broader array of services that customers and employees can be excited about,” Dively concluded.

Net Interest Income

Net interest income for the first quarter of 2023 decreased by $2.5 million, or 5.4% compared to the fourth quarter of 2022. Interest income increased by $3.0 million and interest expense increased by $5.4 million. The increase in interest income was primarily driven by a higher average rate on earning assets. Accretion income decreased by $0.2 million in the period to $0.4 million and ended the quarter with a remaining discount of $6.5 million. The increase in interest expense was primarily driven by higher interest rates and increased competition for funding.

In comparison to the first quarter of 2022, net interest income decreased $0.3 million, or 0.8%. The decrease was primarily the result of funding costs increasing at a faster pace than organic earning asset growth and repricing.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 2.94% for the first quarter of 2023, which was 13 basis points lower compared to the prior quarter. Earning asset yields increased 25 basis points, while the average cost of funds increased 38 basis points.

In comparison to the first quarter of last year, the net interest margin decreased 13 basis points, with earning asset yields higher by 99 basis points and average cost of funds higher by 112 basis points.

Loan Portfolio

Total loans ended the quarter at $4.76 billion, representing a decrease of $65.6 million compared to the prior quarter. The decrease was primarily due to elevated payoffs in commercial real estate from customer asset sales and the seasonal nature of agriculture operating loans. In addition, line of credit draws decreased by $34.0 million in the quarter, which was driven by higher rates and strong customer balance sheets. The loan pipeline still has solid opportunities, but customers are expressing some caution due to continued economic uncertainty, and we expect growth to moderate from prior periods.

Asset Quality

The Company has strength in its long-standing and disciplined credit culture, which allows it to remain consistent in underwriting regardless of the economic cycle. Asset quality metrics for March 31, 2023 reflect those efforts. The allowance for credit losses at the end of the quarter was flat from the prior period at 1.22% of total loans. Also at quarter end, the ratio of non-performing loans to total loans was down to 0.32%, and the allowance for credit losses to non-performing loans was 384%. The ratio of nonperforming assets to total assets was down to 0.29% at quarter end. Nonperforming loans and nonperforming assets both decreased in the period. The Company recognized minimal net charge-offs during the first quarter.

Provision expense was recorded as a credit of $0.8 million in the first quarter. The credit was primarily driven by the decline in loan balances, decline in substandard loans, and a decline in past dues, partially offset by an increase in qualitative factors for the growing uncertainty on the macro-economic conditions. The allowance totaled $58.2 million at the end of the quarter, which represents significantly more than the $37.2 million of total cumulative net charge-offs the Company has experienced over the last 20 years.

Deposits

Total deposits ended the quarter at $5.03 billion, which represented a decrease of $226.2 million from the prior quarter. Noninterest-bearing deposits increased by $5.7 million in the quarter. A majority of the overall deposit decline in the period was attributable to one customer. As previously mentioned, the Company received approximately $225 million of deposits in the third quarter of last year related to a customer’s sale of certain assets. These funds were known to be temporary deposits on the Company’s balance sheet as they would be deployed for capital and operating needs of the customer. Most of this outflow occurred during the period with approximately $50 million of the balance remaining as of March 31, 2023. The Company has no other large customer deposit concentrations similar to this one. The Company has not lost a customer related to the industry’s deposit security concerns subsequent to the bank failures in March. Approximately 99% of the Company’s deposit accounts are less than $250,000. The average account balance for all deposit customers is approximately $25,000. The percentage of deposits that were uninsured at quarter end was 25.9%.

Outside of the previously mentioned customer, deposit flows throughout the quarter were relatively similar to prior periods where rate competition was a key determinant to the migration. Late in the first quarter, the Company saw an increase in the competitive landscape resulting in higher matching and promotional rates to normalize deposit flows. In addition, deposit security became a more common discussion topic, and the Company met customer needs and maintained deposit relationships by moving approximately $93 million of deposits into the Intrafi Network for the FDIC insurance coverage.

Noninterest Income

Noninterest income for the first quarter of 2023 was $22.5 million compared to $18.2 million in the fourth quarter of 2022. The increase compared to the prior quarter was primarily due to both organic and seasonal growth within the insurance business and approximately $0.7 million in a bank owned life insurance claim. Insurance and wealth management revenues represented 62% of total noninterest income reflecting the diversification of our revenue sources. Noninterest income represented approximately 34.2% of total revenue in the period.

In comparison to the first quarter of 2022, noninterest income increased $1.4 million, or 6.6%. The year-over-year increase was driven by strong growth in our insurance business of $1.4 million and a bank owned life insurance claim of $0.7 million, partially offset by lower wealth management and mortgage income.

Noninterest Expenses

Noninterest expense for the first quarter of 2023 totaled $41.6 million compared to $39.4 million in the fourth quarter. The increase was primarily driven by $0.7 million of nonrecurring acquisition and severance related costs and higher producer incentive-based compensation tied to the record high insurance revenue. During the quarter, the Company implemented an efficiency initiative. This project resulted in nonrecurring severance costs of $0.5 million recorded in the period and will result in approximately $2.2 million of ongoing annual savings.

In comparison to the first quarter of 2022, noninterest expenses increased $1.2 million. The increase was primarily due to a full quarter of expenses from the Jefferson acquisition, higher incentive-based compensation tied to insurance revenues, and overall inflationary pressures.

The Company’s efficiency ratio, as adjusted in the non-GAAP reconciliation table herein, for the first quarter 2023 was 59.0% compared to 58.1% in the prior quarter and 58.6% for the same period last year.

Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	15.74%
Tier 1 capital to risk-weighted assets	12.88%
Common equity tier 1 capital to risk-weighted assets	12.51%
Leverage ratio	9.89%

The Company’s Board of Directors approved a regular quarterly dividend in the amount of $0.23 payable on June 1, 2023 for shareholders of record on May 17, 2023.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group, Inc. and First Mid Wealth Management Co. First Mid is a $6.7 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois, Missouri and Texas, and a loan production office in the greater Indianapolis area. Together, the First Mid team takes great pride in their work and their ability to serve customers well over the last 158 years. More information about the Company is available on our website at www.firstmid.com

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” and “Tangible Book Value per Common Share”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements
This document may contain certain forward-looking statements about First Mid and Blackhawk, such as discussions of First Mid’s and Blackhawk’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and Blackhawk, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Blackhawk will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Blackhawk with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to satisfy conditions to completion of the proposed transactions, including failure to obtain the required regulatory, shareholder and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the proposed transactions on customer relationships and operating results; the possibility that the proposed transactions may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and Blackhawk; legislative and/or regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and Blackhawk’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and Blackhawk; accounting principles, policies and guidelines; and the impact of the global COVID-19 pandemic on First Mid’s or Blackhawk’s businesses, the ability to complete the proposed transactions or any of the other foregoing risks. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Important Information about the Merger and Additional Information
First Mid will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction. The registration statement will include a proxy statement of Blackhawk that also constitutes a prospectus of First Mid, which will be sent to the shareholders of Blackhawk. Investors in Blackhawk are urged to read the proxy statement/prospectus, which will contain important information, including detailed risk factors, when it becomes available. The proxy statement/prospectus and other documents which will be filed by First Mid with the SEC will be available free of charge at the SEC’s website, www.sec.gov. These documents also can be obtained free of charge by accessing First Mid’s website at www.firstmid.com under the tab “Investors Relations” and then under “SEC Filings.” Alternatively, when available, these documents can be obtained free of charge from First Mid upon written requestto First Mid Bancshares, P.O. Box 499, Mattoon, IL 61938, Attention: Investor Relations; or from Blackhawk upon written request to Blackhawk Bancorp, Inc., 400 Broad Street, Beloit, WI 53511, Attention: Todd J. James, President & CEO. A final proxy statement/prospectus will be mailed to the shareholders of Blackhawk.

Participants in the Solicitation
First Mid and Blackhawk, and certain of their respective directors, executive officers and other members of management and employees, are participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of First Mid is set forth in the proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 15, 2023. These documents can be obtained free of charge from the sources provided above. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the proxy statement/prospectus for such proposed transactions when it becomes available.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

	FIRST MID BANCSHARES, INC.
	Condensed Consolidated Balance Sheets
	(In thousands, unaudited)
	As of

	March 31,	December 31,	March 31,
	2023	2022	2022

Assets
Cash and cash equivalents	$169,134	$152,433	$223,980
Investment securities	1,217,754	1,223,720	1,472,277
Loans (including loans held for sale)	4,760,631	4,826,212	4,454,561
Less allowance for credit losses	(58,223)	(59,093)	(58,474)
Net loans	4,702,408	4,767,119	4,396,087
Premises and equipment, net	90,178	90,473	89,319
Goodwill and intangibles, net	168,373	169,897	174,499
Bank owned life insurance	151,366	151,756	149,041
Other assets	183,637	188,817	126,803
Total assets	$6,682,850	$6,744,215	$6,632,006

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$1,262,181	$1,256,514	$1,373,881
Interest bearing	3,768,597	4,000,487	4,113,424
Total deposits	5,030,778	5,257,001	5,487,305
Repurchase agreement with customers	228,664	221,414	187,326
Other borrowings	595,021	465,071	126,396
Junior subordinated debentures	19,406	19,364	19,237
Subordinated debt	94,593	94,553	94,438
Other liabilities	52,523	53,657	50,919
Total liabilities	6,020,985	6,111,060	5,965,621

Total stockholders' equity	661,865	633,155	666,385
Total liabilities and stockholders' equity	$6,682,850	$6,744,215	$6,632,006

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2023	2022
Interest income:
Interest and fees on loans	$56,236	$39,908
Interest on investment securities	7,127	7,170
Interest on federal funds sold & other deposits	308	67
Total interest income	63,671	47,145
Interest expense:
Interest on deposits	12,767	2,148
Interest on securities sold under agreements to repurchase	1,463	67
Interest on other borrowings	4,883	276
Interest on jr. subordinated debentures	379	146
Interest on subordinated debt	988	986
Total interest expense	20,480	3,623
Net interest income	43,191	43,522
Provision for credit losses	(817)	2,952
Net interest income after provision for loan	44,008	40,570
Non-interest income:
Wealth management revenues	5,514	5,975
Insurance commissions	8,480	7,104
Service charges	2,203	2,056
Net securities gains/(losses)	(46)	0
Mortgage banking revenues	150	444
ATM/debit card revenue	3,083	2,898
Other	3,095	2,611
Total non-interest income	22,479	21,088
Non-interest expense:
Salaries and employee benefits	26,071	24,302
Net occupancy and equipment expense	6,005	6,155
Net other real estate owned (income) expense	133	(33)
FDIC insurance	463	426
Amortization of intangible assets	1,522	1,522
Stationary and supplies	292	311
Legal and professional expense	1,690	1,734
ATM/debit card expense	1,223	1,078
Marketing and donations	654	873
Other	3,524	4,020
Total non-interest expense	41,577	40,388
Income before income taxes	24,910	21,270
Income taxes	5,730	4,654
Net income	$19,180	$16,616

Per Share Information
Basic earnings per common share	$0.94	$0.86
Diluted earnings per common share	0.93	0.86

Weighted average shares outstanding	20,492,254	19,295,860
Diluted weighted average shares outstanding	20,563,972	19,358,457

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Interest income:
Interest and fees on loans	$56,236	$53,128	$49,278	$43,555	$39,908
Interest on investment securities	7,127	7,285	7,302	7,623	7,170
Interest on federal funds sold & other deposits	308	296	174	105	67
Total interest income	63,671	60,709	56,754	51,283	47,145
Interest expense:
Interest on deposits	12,767	9,227	4,915	2,523	2,148
Interest on securities sold under agreements to repurchase	1,463	1,163	428	137	67
Interest on other borrowings	4,883	3,345	1,927	645	276
Interest on jr. subordinated debentures	379	315	241	166	146
Interest on subordinated debt	988	987	986	986	986
Total interest expense	20,480	15,037	8,497	4,457	3,623
Net interest income	43,191	45,672	48,257	46,826	43,522
Provision for credit losses	(817)	805	142	907	2,952
Net interest income after provision for loan	44,008	44,867	48,115	45,919	40,570
Non-interest income:
Wealth management revenues	5,514	6,201	4,843	5,473	5,975
Insurance commissions	8,480	4,719	4,158	5,641	7,104
Service charges	2,203	2,375	2,445	2,236	2,056
Securities gains, net	(46)	(48)	79	2	-
Mortgage banking revenues	150	65	355	289	444
ATM/debit card revenue	3,083	3,209	3,101	3,214	2,898
Other	3,095	1,686	1,810	1,704	2,611
Total non-interest income	22,479	18,207	16,791	18,559	21,088
Non-interest expense:
Salaries and employee benefits	26,071	23,610	24,877	25,768	24,302
Net occupancy and equipment expense	6,005	6,126	5,903	6,073	6,155
Net other real estate owned (income) expense	133	87	58	218	(33)
FDIC insurance	463	464	479	436	426
Amortization of intangible assets	1,522	1,537	1,598	1,633	1,522
Stationary and supplies	292	298	361	325	311
Legal and professional expense	1,690	1,607	1,770	1,885	1,734
ATM/debit card expense	1,223	1,309	1,243	670	1,078
Marketing and donations	654	681	739	706	873
Other	3,524	3,653	4,521	3,801	4,020
Total non-interest expense	41,577	39,372	41,549	41,515	40,388
Income before income taxes	24,910	23,702	23,357	22,963	21,270
Income taxes	5,730	3,063	5,418	5,205	4,654
Net income	$19,180	$20,639	$17,939	$17,758	$16,616

Per Share Information
Basic earnings per common share	$0.94	$1.01	$0.88	$0.87	$0.86
Diluted earnings per common share	0.93	1.01	0.88	0.86	0.86

Weighted average shares outstanding	20,492,254	20,461,046	20,454,669	20,448,799	19,295,860
Diluted weighted average shares outstanding	20,563,972	20,535,220	20,535,215	20,529,523	19,358,457

		FIRST MID BANCSHARES, INC.
		Consolidated Financial Highlights and Ratios
		(Dollars in thousands, except per share data)
			(Unaudited)
	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Loan Portfolio
Construction and land development	$159,157	$144,264	$142,801	$141,072	$131,504
Farm real estate loans	401,957	410,327	360,424	350,159	280,993
1-4 Family residential properties	424,545	440,180	436,625	424,230	417,232
Multifamily residential properties	301,808	294,346	298,321	330,600	369,926
Commercial real estate	2,003,647	2,030,011	1,996,338	1,976,654	1,965,321
Loans secured by real estate	3,291,114	3,319,128	3,234,509	3,222,715	3,164,976
Agricultural operating loans	146,847	166,838	160,511	142,406	121,708
Commercial and industrial loans	1,078,021	1,082,960	1,064,033	1,036,987	935,454
Consumer loans	88,430	97,775	100,783	94,828	89,685
All other loans	156,219	159,511	160,454	151,727	142,738
Total loans	4,760,631	4,826,212	4,720,290	4,648,663	4,454,561

Deposit Portfolio
Non-interest bearing demand deposits	$1,262,181	$1,256,514	$1,334,686	$1,369,756	$1,373,881
Interest bearing demand deposits	1,419,791	1,389,283	1,364,306	1,453,932	1,482,556
Savings deposits	639,691	636,699	657,592	683,944	685,228
Money Market	878,452	1,267,726	1,443,060	1,158,724	1,280,129
Time deposits	830,663	706,779	683,554	652,622	665,511
Total deposits	5,030,778	5,257,001	5,483,198	5,318,978	5,487,305

Asset Quality
Non-performing loans	$15,163	$19,170	$20,812	$19,981	$22,465
Non-performing assets	19,225	23,539	25,143	24,190	27,269
Net charge-offs (recoveries)	53	489	440	307	(5)
Allowance for credit losses to non-performing loans	383.98%	308.26%	282.42%	295.66%	260.29%
Allowance for credit losses to total loans outstanding	1.22%	1.22%	1.25%	1.27%	1.31%
Nonperforming loans to total loans	0.32%	0.40%	0.44%	0.43%	0.50%
Nonperforming assets to total assets	0.29%	0.35%	0.38%	0.36%	0.41%
Special Mention loans	47,022	39,853	25,298	35,849	64,160
Substandard and Doubtful loans	29,931	34,352	37,378	38,155	38,801

Common Share Data
Common shares outstanding	20,519,717	20,452,376	20,454,636	20,448,799	20,437,183
Book value per common share	$32.26	$30.96	$29.37	$30.63	$32.61
Tangible book value per common share (2)	24.05	22.65	21.01	22.17	24.07
Market price of stock	27.22	32.08	31.97	35.67	38.49

Key Performance Ratios and Metrics
End of period earning assets	$5,995,674	$6,063,953	$5,975,619	$6,024,815	$6,038,542
Average earning assets	6,052,264	6,000,106	6,063,061	5,975,821	5,817,752
Average rate on average earning assets (tax equivalent)	4.32%	4.07%	3.77%	3.50%	3.33%
Average rate on cost of funds	1.38%	1.00%	0.56%	0.30%	0.26%
Net interest margin (tax equivalent) (2)	2.94%	3.07%	3.21%	3.20%	3.07%
Return on average assets	1.15%	1.24%	1.07%	1.08%	1.05%
Return on average common equity	12.11%	13.51%	11.18%	11.02%	9.95%
Efficiency ratio (tax equivalent) (2)	59.01%	58.07%	59.64%	58.45%	58.59%
Full-time equivalent employees	988	1,043	1,051	1,025	1,050

[1] Excludes Paycheck Protection Loans
[2] Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)
	For the Quarter Ended March 31, 2023
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$15,688	$209	5.40%
Federal funds sold	7,753	85	4.45%
Certificates of deposits investments	1,789	14	3.17%
Investment Securities:
Taxable (total less municipals)	957,951	5,163	2.16%
Tax-exempt (Municipals)	280,828	2,486	3.54%
Loans (net of unearned income)	4,788,255	56,469	4.78%

Total interest earning assets	6,052,264	64,426	4.32%

NONEARNING ASSETS
Cash and due from banks	135,145
Premises and equipment	90,345
Other nonearning assets	475,022
Allowance for loan losses	(59,558)

Total assets	$6,693,218

INTEREST BEARING LIABILITIES
Demand deposits	$2,504,073	$9,655	1.56%
Savings deposits	640,347	191	0.12%
Time deposits	699,328	2,921	1.69%
Total interest bearing deposits	3,843,748	12,767	1.35%
Repurchase agreements	231,012	1,463	2.57%
FHLB advances	540,156	4,874	3.66%
Federal funds purchased	778	9	4.69%
Subordinated debt	94,567	987	4.23%
Jr. subordinated debentures	19,385	379	7.93%
Other debt	-	-	0.00%
Total borrowings	885,898	7,712	3.53%
Total interest bearing liabilities	4,729,646	20,479	1.76%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,273,527	Average cost of funds	1.38%
Other liabilities	56,456
Stockholders' equity	633,589

Total liabilities & stockholders' equity	$6,693,218

Net Interest Earnings / Spread		$43,947	2.56%

Impact of Non-Interest Bearing Funds			0.38%

Tax effected yield on interest earning assets			2.94%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022

Net interest income as reported	$43,191	$45,672	$48,257	$46,826	$43,522
Net interest income, (tax equivalent)	43,947	46,464	49,060	47,625	44,292
Average earning assets	6,052,264	6,000,106	6,063,061	5,975,821	5,817,752
Net interest margin (tax equivalent)	2.94%	3.07%	3.21%	3.20%	3.07%

Common stockholder's equity	$661,865	$633,155	$600,715	$626,268	$666,385
Goodwill and intangibles, net	168,373	169,897	170,897	172,871	174,499
Common shares outstanding	20,520	20,452	20,455	20,449	20,437
Tangible Book Value per common share	$24.05	$22.65	$21.01	$22.17	$24.07

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2022	2022	2022	2022
Adjusted earnings Reconciliation
Net Income - GAAP	$19,180	$20,639	$17,939	$17,758	$16,616
Adjustments (post-tax): (1)
Acquisition ACL on non-PCD assets in provision expense	-	-	-	-	1,580
Nonrecurring severance expense	416	-	-	-	-
Integration and acquisition expenses	135	131	524	777	469
Total non-recurring adjustments (non-GAAP)	$551	$131	$524	$777	$2,049

Adjusted earnings - non-GAAP	$19,731	$20,770	$18,463	$18,535	$18,665
Adjusted diluted earnings per share (non-GAAP)	$0.96	$1.01	$0.90	$0.90	$0.96

Efficiency Ratio Reconciliation
Noninterest expense - GAAP	$41,577	$39,372	$41,549	$41,515	$40,388
Other real estate owned property income (expense)	(133)	(87)	(58)	(218)	33
Amortization of intangibles	(1,522)	(1,537)	(1,598)	(1,633)	(1,522)
Nonrecurring severance expense	(527)	-	-	-	-
Integration and acquisition expenses	(171)	(166)	(663)	(983)	(594)
Adjusted noninterest expense (non-GAAP)	$39,224	$37,582	$39,230	$38,681	$38,305

Net interest income -GAAP	$43,192	$45,672	$48,257	$46,826	$43,522
Effect of tax-exempt income (1)	755	792	803	799	770
Adjusted net interest income (non-GAAP)	$43,947	$46,464	$49,060	$47,625	$44,292

Noninterest income - GAAP	$22,479	$18,207	$16,791	$18,559	$21,088
Net (gain)/loss on securities sales	46	48	(79)	(2)	-
Adjusted noninterest income (non-GAAP)	$22,525	$18,255	$16,712	$18,557	$21,088

Adjusted total revenue (non-GAAP)	$66,472	$64,719	$65,772	$66,182	$65,380

Efficiency ratio (non-GAAP)	59.01%	58.07%	59.64%	58.45%	58.59%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.